Silberstein Ungar, PLLC CPA'a and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

February 23, 2011

To the Board of Directors of
Spectral Capital Corporation
Seattle, Washington

To Whom It May Concern:

Consent of Independent Registered Public Accounting Firm

Silberstein Ungar, PLLC, hereby consents to the use in the Form 10-K, Annual Report Under Section 13 or 15(d) of the Securities Act of 1934, filed by Spectral Capital Corporation of our report dated February 18, 2011, relating to the financial statements of Spectral Capital Corporation for the years ending December 31, 2010 and 2009 and for the period from February 9, 2005 (inception) to December 31, 2010.

Sincerely,

 /s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC